EX-35 (d)

SERVICER COMPLIANCE STATEMENT

CMLTI 2006-FX1

Re: The Pooling and Servicing Agreement dated and effective as of October 1, 2006 (the "Agreement"), among Citigroup Mortgage Loan Trust Inc., as Depositor, Ameriquest Mortgage Company, Wells Fargo Bank, N.A. and Opteum Financial Services, LLC, as Servicers, Wells Fargo Bank, N.A., as Master Servicer and as Trust Administrator, and U.S. Bank National Association, as Trustee

     I, Martin J. Levine, the Executive Vice President of Opteum Financial Services LLC (the "Company"), pursuant to the Agreement, do hereby certify that:

     (1) A review of the Servicer's activities during the period from and including January 1, 2006 through and including December 31, 2006 and of the Servicer's performance under the Agreement has been made under my supervision;

     (2) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout such period.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of February 2007.


By: /s/ Martin J. Levine
Name:  Martin J. Levine
Title: Executive Vice President